                                                                   EXHIBIT 10.16

GRACE MEMO                                                Human Resources
                                                          Columbia, Maryland


Date:            July 2002

To:              Participants in the 2002 Long-Term Incentive Program

From:            M. N. Piergrossi

cc:              J. P. Forgach              S. K. Krawczel
                 M. T. Johnson              W. B. McGowan

I am pleased to inform you that you have been selected to participate in Grace's 2002-2004 Long-Term Incentive Program. The 2002 Long-Term Incentive Program provides for 100% of the value of your award to be paid in cash.

LTIP CASH PAYOUT

Your 2002 LTIP payout will be based on the average annual growth rate (AAGR) in total Grace core EBIT achieved during the 3-year performance period (i.e. 2002-2004). The target AAGR is 6%, using 2001 results as the base. The payout will vary with actual results as described in Annex B attached to your award.

Under U.S. federal income tax law, the value of the cash payments, when received, will constitute ordinary income and will trigger income tax withholding obligations at that time. If you are subject to taxes in a country other than the United States, the tax consequences of the receipt of cash will be determined under the laws of such country.

ENCLOSURES

o   Two copies of your 2002 LTIP Award
o   Sample Calculation of the 2002-2004 LTIP (which constitutes part of Annex B)
o Administrative Practices - Long-Term Cash Award Program (which constitutes Annex C)

REQUIRED ACTIONS

Please promptly sign and return one copy of the cash award to Marihelen Johnson in the Columbia office.

ADDITIONAL QUESTIONS

If you have any questions on this program, please feel free to call me at (410) 531-4183 or Sonya Krawczel at (410) 531-4479.




THIS DOCUMENT CONSTITUTES PART OF A
PROSPECTUS COVERING SECURITIES THAT
HAVE BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933.

                                     ANNEX B

                          CALCULATION OF 2002-2004 LTIP


Name of Participant:       ______________________________

Targeted Award:            ______________________________

Your 2002-2004 LTIP award payout will be based on the 3-year average annual growth rate (AAGR) in total Grace core earnings before interest and taxes (core
EBIT). Payouts are contingent upon achievement of target AAGR for the 3-year performance period. The target AAGR is 6%, using 2001 results as the base year.

The core earnings before interest and taxes (core EBIT) in 2001 was $187.5 million. The chart below details five scenarios at different assumed growth rates. The target growth is highlighted.

-------------------------------------------------------------------------------------------------
                                  PERFORMANCE PERIOD
       ASSUMED    BASE        2002       2003       2004    TOTAL      LTIP        CUMULATIVE
        GROWTH  PERIOD                                      GROWTH     POOL         REPORTED
         RATES    2001                                      02-04 (1)             EARNINGS (2)
-------------------------------------------------------------------------------------------------
         1.50%    187.5       190.3      193.2     196.1      579.5     2.9          576.6
         3.00%    187.5       193.1      198.9     204.9      596.9     5.9          591.0
         6.00%    187.5       198.8      210.7     223.3      632.7     11.8         620.9
        10.00%    187.5       206.3      226.9     249.6      682.7     14.3         670.9
        15.00%    187.5       215.6      248.0     285.2      748.8     17.3         737.0
        25.00%    187.5       234.4      293.0     366.2      893.6     23.6         881.8
-------------------------------------------------------------------------------------------------

(1) All results include full recognition/accrual of Annual Incentive Compensation Program and, for achievement levels above 6% (i.e., 10%, 15%, and 25%), all totals include accruals for Long-Term Incentive Program Payments

(2) Up to the first $11.8 million (target AAGR 6%) is deducted from reported results. Payouts over target ($11.8 million) must be accrued as part of reported earnings. As a result, actual growth rate is slightly lower than assumed growth rate.

The Long-Term Cash Award payout will vary with actual results as shown in the chart below:


         ----------------------- -------------------------------------------
           AAGR LEVEL ACHIEVED                    PAYOUT
                                  (ROUNDED TO THE NEAREST WHOLE PERCENTAGE)
         ----------------------- -------------------------------------------
                  25%                               200%
         ----------------------- -------------------------------------------
                  15%                               147%
         ----------------------- -------------------------------------------
                  10%                               121%
         ----------------------- -------------------------------------------
                   6%                               100%
         ----------------------- -------------------------------------------
                   3%                                50%
         ----------------------- -------------------------------------------
                  1.5%                               25%
         ----------------------- -------------------------------------------

For the 2002-2004 LTIP, cash payments will be made in two installments - 50% of what is earned based on current performance at the end of 2003, but no more than 50% of target, will be paid in March 2004, and the balance will be paid in March 2005.

Example:

A sample calculation of the Long-Term Cash Award Earned is provided below. Assume that your Targeted Award is $20,400.

----------------- --------------------- ------------------ --------------------
     AAGR LEVEL      PAYOUT IN MARCH      PAYOUT IN MARCH
     ACHIEVED             2004                  2005          TOTAL PAYOUT
----------------- --------------------- ------------------ --------------------
         25%             $6,800               $34,000           $40,800
----------------- --------------------- ------------------ --------------------
         15%             $6,800               $23,188           $29,988
----------------- --------------------- ------------------ --------------------
         10%             $6,800               $17,885           $24,685
----------------- --------------------- ------------------ --------------------
         6%              $6,800               $13,600           $20,400
----------------- --------------------- ------------------ --------------------
         3%              $3,400                $6,800           $10,200
----------------- --------------------- ------------------ --------------------

                                     ANNEX C

                                W. R. GRACE & CO.

             ADMINISTRATIVE PRACTICES - LONG-TERM CASH AWARD PROGRAM
                          2002-2004 Performance Period

DEFINITIONS

"Award Payment": An Interim Long-Term Cash Award Payment or Remaining Long-Term Award Payment, as applicable.

"BOARD OF DIRECTORS": THE BOARD OF DIRECTORS OF THE COMPANY

"Committee": The Compensation Committee of the Board of Directors.

"Company": W. R. Grace & Co., a Delaware Corporation and/or, if applicable in the context, one or more of its Subsidiaries.

"Incomplete Long-Term Cash Awards": A Long-Term Cash Award for which the Performance Period has not been completed as of the date referenced.

"Interim Long-Term Cash Award Payment": As defined on page 4, provided that such payment will not exceed 50% of the Participant's Targeted Award for the first two years, regardless of Company performance at the time of payment.

"Key Employee": An officer or other senior, full-time employee of the Company, who, in the opinion of the Company, can contribute significantly to the growth and successful operations of the Company.

"Long-Term Cash Award Program": An undertaking by the Company to financially reward a Key Employee at the end of a Performance Period, which undertaking is contingent upon or measured by the attainment over the Performance Period of specified performance objectives determined (on a consolidated or unconsolidated basis) by changes in the 3-year average annual growth rate (AAGR) in Total Grace's core earnings before interest and taxes (core EBIT).

"Long-Term Cash Award": A cash award, to be paid in the future, which is granted to Key Employees under the Company's long-term incentive program.

"Long-Term Cash Award Earned": The amount of cash earned by a Participant pursuant to the terms of a Long-Term Cash Award.

"Participant": A Key Employee who is, or who is proposed to be, a recipient of a Long-Term Cash Award.

"Performance Period": Except as provided herein, a period of three calendar years over which a Long-Term Cash Award may be earned, as approved by the Committee. The first Performance Period under this Plan will commence effective January 1, 2002 and will end on December 31, 2004. Performance Periods with respect to different Long-Term Cash Awards to the same individual may overlap.

"Total Grace Core EBIT": The core earnings before interest and taxes (core
EBIT)" of the Company as reported on (and calculated in accordance with) the statement of W. R. Grace & Co. Continuing Operations- Segment Basis.

"Remaining Long-Term Cash Award Payment": As defined on Page 4, the second installment of the Long-Term Cash Award that may be paid after the end of the Performance Period, based on Company performance for the entire Performance Period.

"Subsidiary": A corporation, partnership, limited liability company or other form of business association of which shares of common stock or other ownership interests (i) having more than 50% of the voting power regularly entitled to vote for directors (or equivalent management rights) or (ii) regularly entitled to receive more than 50% of the dividends (or their equivalents) paid on the common stock (or other ownership interests), are owned, directly or indirectly, by the Company.

"Targeted Award": The amount of cash award specified in writing for a Participant as his or her "Targeted Award" for a Performance Period and which is subject to and covered by the terms and conditions of a Long-Term Cash Award. This amount may be different from the Long-Term Cash Award Earned by an individual.


PLAN ADMINISTRATION

The Plan shall be administered by the Committee, provided that no member of the Committee shall be eligible to receive a Long-Term Cash Award while serving on the Committee.

The Committee shall approve (i) the performance measurements and objectives for each Long-Term Cash Award and (ii) the Performance Period over which a Long-Term Cash Award is to be earned.

The Committee shall approve (i) the Key Employees who are to be granted Long-Term Cash Awards and (ii) the Targeted Award subject to each Long-Term Cash Award.


LONG-TERM CASH AWARDS

The Committee may, at any time or from time to time, grant Long-Term Cash Awards to Key Employees.

Each Long-Term Cash Award shall be evidenced by a written instrument containing such terms and conditions as the Committee shall approve, provided the instrument is consistent with these practices.

No Long-Term Cash Award, nor any payment or right thereunder, shall be subject in any manner to alienation, sale, transfer, assignment, pledge, encumbrance or charge, except by will or the laws of descent and distribution, or by the terms of a Participant's Designation of Beneficiary, if any, on file with the Company.

In the case of a Key Employee who becomes a Participant after the beginning of a Performance Period, the Committee may ratably reduce the amount of the Targeted Award covered by such Employee's Long-Term Cash Award or otherwise appropriately adjust the terms of the Long-Term Cash Award to reflect the fact that the Key Employee is to be a Participant for only part of the Performance Period.

It is the intention of the Committee that Long-Term Cash Awards be related to the results of the core operations affected by the management actions taken by the Participants. Subject to the administrative practices that apply to termination or change in employment status and to the amendment or discontinuance of Long-Term Cash Awards, the performance objectives applicable to Long-Term Cash Awards will remain unchanged during the Performance Period except as follows:

o In the event of the divestment of a Business prior to completion of the Performance Period, both the performance objectives and results pertaining to that Business shall be eliminated for the full year in which the divestment occurs and for any subsequent years.

o   In general, acquisitions will be included in the performance results.


TERMINATION OR CHANGE IN EMPLOYMENT STATUS

A Participant shall forfeit all rights to any Award Payment, if, prior to the date of payment of such Award Payment, the Participant (1) resigns without the consent of the Committee, (2) retires under a retirement plan of the Company or Subsidiary before age 62 without the consent of the Committee, or (3) is terminated for cause.

If a Participant retires under a retirement plan of the Company or Subsidiary at or after age 62, or ceases employment as a result of death or disability, or ceases employment as a result of an involuntary termination after a Change in Control of the Company (as defined herein), during a Performance Period, then his rights in any Incomplete Long-Term Cash Award related to that Performance Period shall thereupon vest, and he shall be entitled to receive any Award Payment of any Long-Term Cash Award Earned he would otherwise have received (at the time he would have otherwise received the Award Payment), except that the amount of any Long-Term Cash Award Earned shall be reduced ratably in proportion to the portion of the Performance Period during which the Participant was not an employee. If a Participant ceases employment with the Company for any of the reasons specified in this paragraph, after the completion of any Performance Period (but before the payment of the Remaining Long-Term Cash Award Payment related to the completed Performance Period), then his rights to any Long-Term Cash Award Earned and to such Award Payment related to the completed Performance Period shall thereupon vest, and he shall be entitled to receive such Award Payment at the time he would have otherwise received the Payment.

If a Participant ceases employment with the Company for any reason other than those indicated in the previous two paragraphs (including by reason of involuntary termination not for cause, except as provided above with respect to involuntary termination after a Change in Control of the Company, or transfer of employment to a buyer of any business unit of the Company), then his rights in any Incomplete Long-Term Cash Award, and any Award Payment that is unpaid as of the date the Participant ceases such employment, shall be determined by the Committee (or the designee of the Committee, which may include the Chief Executive Officer of the Company) as soon as practicable after the Participant ceases such employment. All such determinations shall be final and binding on all parties.

Except as modified by the provisions of the second and third paragraphs of this section, payments due to Participants pursuant to the applicable preceding paragraphs, above, shall be calculated and made in accordance with the provisions described under the section entitled "Calculation of Long-Term Cash Awards Earned: Form of Payment".

A leave of absence, if approved by the Committee, shall not be deemed a termination or change of employment status for the purposes of this section, but, unless the Committee otherwise directs, any Long-Term Cash Award Earned that a Participant would otherwise have received under a Long-Term Cash Award Program shall be reduced ratably in proportion to the portion of the Performance Period during which the Participant was on such leave of absence.

Any consent, approval or direction which the Committee may give under this section in respect of an event or transaction may be given before or after the event or transaction.


CALCULATION OF LONG-TERM CASH AWARDS EARNED: FORM OF PAYMENT

Long-Term Cash Awards Earned will be paid to a Participant in two installments
(1) the first installment shall be paid in March of the third and final year of the Performance Period and shall be equal to 50% of what is earned based on the Company's performance for the first two calendar years of the applicable Performance Period, but no more than 50% of the Participant's Targeted Award (the "Interim Long-Term Cash Award Payment"), and (2) the balance, if any, of the Long-Term Cash Award Earned will be paid in March after the end of the third and final year of the Performance Period (the "Remaining Long-Term Cash Award Payment").

The Committee shall determine the extent to which the performance objectives of a Long-Term Cash Award have been achieved during the Performance Period and the amount of any Long-Term Cash Awards Earned (and the amount of any Award Payment). All calculations in this regard shall be made in accordance with the generally accepted accounting principles customarily applied by the Company and shall be submitted to the Committee for its review and approval. The determination of the Committee shall be final and binding.

GENERAL

Nothing in this document nor in any instrument executed pursuant hereto shall confer upon a Participant any right to continue in the employ of the Company or a Subsidiary, or shall affect the right of the Company or a Subsidiary to terminate his or her employment with or without cause.

The Company or a Subsidiary may make such provisions as it may deem appropriate for the withholding or any taxes that the Company or a Subsidiary determines it is required to withhold in connection with any Long-Term Cash Award Earned.

Nothing in a Long-Term Cash Award is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any other plan, practice, or arrangement for the payment of compensation or benefits to employees generally, or to any class or group of employees, which the Company or a Subsidiary now has or may hereafter lawfully put into effect, including, without limitation, any retirement, pension, group insurance, annual bonus, stock purchase, stock bonus or stock option plan; provided, however, that no amounts awarded or paid pursuant to any Long-Term Cash Award shall be included or counted as compensation for the purposes of any employee benefit plan of the Company or a Subsidiary where contributions to the plan, or the benefits received from the plan, are measured or determined in whole or in part, by the amount of the employee's compensation.

The grant of a Long-Term Cash Award to an employee of a Subsidiary shall be contingent on the approval of the Long-Term Cash Award by the Subsidiary and the Subsidiary's agreement that (i) the Company may administer such Award on its behalf and (ii) the Subsidiary will make, or reimburse the Company for, the payments called for by the Long-Term Cash Award. The provisions of this paragraph and the obligations of the Subsidiary so undertaken may be waived, in whole or in the part, from time to time by the Company.


AMENDMENTS AND DISCONTINUANCE

In the event acquisitions, divestments, substantial changes in tax or other laws or in accounting principles or practices, natural disasters or other extraordinary events render fulfillment of the performance objectives of a Long-Term Cash Award impossible or impracticable, or result in the achievement of the performance objectives without appreciable effort by the Participant, the Committee may, but shall not be obligated to, amend any such Long-Term Cash Award in any appropriate manner so that the Participant may earn Long-Term Cash Awards comparable to those that might have been earned if the extraordinary event had not occurred.

The Chief Executive Officer of the Company may approve such technical changes and clarifications to the Long-Term Cash Award Program as necessary, provided such changes or clarifications do not vary substantially from the terms and conditions outlined in this description.

In the event a Change in Control of the Company (as defined herein) shall occur or the Board of Directors has reason to believe that a Change of Control may occur, the Committee may, with respect to any one or more Long-Term Cash Awards,
(i) reduce the length of a Performance Period to not less than one year, (ii) make ratable adjustments to performance objectives and Targeted Awards, (iii) change the methods of measuring the performance objectives, (iv) accelerate the payment of any Long-Term Cash Awards Earned or any Award Payment, and (v) take other action deemed by it to be appropriate and in the best interests of the Company under the circumstances. For the purposes of this paragraph:

(A) "Change in Control of the Company" means and shall be deemed to have occurred if (a) the Company determines that any "person" (as such term is used in Section 13(d) and 14 (d) of the Securities Exchange Act of 1934), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, has become the "beneficial owner" (as defined in Rule 13d-3 under such Act), directly or indirectly, of 20% or more of the outstanding common stock of the Company (provided, however, that a Change in Control shall not be deemed to have occurred if such person has become the beneficial owner of 20% or more of the outstanding Common Stock as the results of a sale of Common Stock by the Company that has been approved by the Board of Directors); or pursuant to a plan of reorganization which has been confirmed by the U.S. District Court or Bankruptcy Court having jurisdiction of the Company's Chapter 11 case, Case No. 01-01139 (JJF), pursuant to an order of such Court which is final and nonappealable, and becomes effective); (ii) individuals who are Continuing Directors cease to constitute a majority of any class of directors of the Board; (iii) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a "Corporate Transaction"), in each case, with respect to which the stockholders of the Company immediately prior to such Corporate Transaction do not, immediately after the Corporate Transaction, own 50% or more of the combined voting power of the corporation resulting from such Corporate Transaction, provided that this clause (iii) shall not apply to a Corporate Transaction which is pursuant to section 363 of the Bankruptcy Code, or is pursuant to a plan of reorganization which has been confirmed by the U.S. District Court or Bankruptcy Court having jurisdiction of the Company's chapter 11 case, Case No. 01-01139 (JJF), pursuant to an order of such Court which is final and nonappealable, and becomes effective, or (iv) the shareholders of the Company approve a complete liquidation or dissolution of the Company.

(B) "Continuing Director" means any member of the Board of Directors who was such a member on the date on which this Program was approved by the Board of Directors, and any successor to a Continuing Director who is approved as a nominee or elected to succeed to a Continuing Director by a majority of Continuing Directors who are then members of the Board of Directors.

The granting of Long-Term Cash Awards may be amended or discontinued by the Committee at any time.

No amendment or discontinuance of Long-Term Cash Awards shall, without a Participant's consent, adversely affect his rights in any Long-Term Cash Awards theretofore granted to him, except that, if the Committee so directs, all Incomplete Long-Term Cash Awards may be terminated prospectively with the same effect as a termination of employment under the second paragraph of the section entitled "Termination or Change in Employment Status".